EXHIBIT 11.1


                                         COMPUTATION OF CONSOLIDATED EARNINGS (LOSS) PER SHARE
                                                (in thousands, except per share amounts)
                                                              (unaudited)
                                                          3rd Quarter Ended           3 Quarters Ended
                                                       -----------------------    -----------------------
                                                       October 5,   October 7,    October 5,   October 7,
                                                          1996         1995          1996          1995
                                                       ----------   ----------    ----------   ----------
Earnings before extraordinary loss . . . . . . . .     $  72,348     $ 62,677     $ 272,216    $ 209,617
Extraordinary loss . . . . . . . . . . . . . . . .          (928)      (1,516)       (2,778)     (12,303)
                                                       ----------    ---------    ----------   ----------
Net earnings . . . . . . . . . . . . . . . . . . .     $  71,420     $ 61,161     $ 224,438    $ 197,314
                                                       ==========    =========    ==========   ==========

PRIMARY
-------
Weighted average common and dilutive
   common equivalent shares:
     Common stock outstanding . . . . . . . . . . .      125,753      116,334       125,187      113,312
     Stock options. . . . . . . . . . . . . . . . .        5,746        5,283         5,822        4,357
                                                       ----------    ---------    ----------   ----------
                                                         131,499      121,617       131,009      117,669
                                                       ==========    =========    ==========   ==========

Primary earnings from continuing
   operations per share . . . . . . . . . . . . . .    $     .55     $    .52     $    1.73    $    1.78
Primary results of extraordinary loss per share . .         (.01)        (.01)         (.02)        (.10)
                                                       ----------    ---------    ----------   ----------
Primary net earnings per share. . . . . . . . . . .    $     .54     $    .51     $    1.71    $    1.68
                                                       ==========    =========    ==========   ==========

FULLY DILUTED <F1>
------------------
Weighted average common shares
   and all other dilutive securities:
     Common stock outstanding . . . . . . . . . . .      125,753      123,020       125,188      122,405
     Stock options. . . . . . . . . . . . . . . . .        6,523        5,999         6,794        6,036
                                                       ----------    ---------    ----------   ----------
                                                         132,276      129,019       131,982      128,441
                                                       ==========    =========    ==========   ==========

Fully diluted earnings from
   continuing operations per share <F1> . . . . . .    $     .55     $    .49     $    1.72    $    1.66
Fully diluted results of extraordinary
   loss per share . . . . . . . . . . . . . . . . .         (.01)        (.01)         (.02)        (.10)
                                                       ----------    ---------    ----------   ----------
Fully diluted net earnings per share <F1> . . . . .    $     .54     $    .48     $    1.70    $    1.56
                                                       ==========    =========    ==========   ==========

[FN]
<F1> Earnings used to calculate fully diluted earnings per share have been adjusted to reflect the tax effected interest expense of $3.6 million for the three quarters ended October 7, 1995 that would have been avoided in connection with the assumed conversion of the convertible debt issue as of the beginning of the year.